EXECUTION COPY


                    INDEMNIFICATION AND ESCROW AGREEMENT dated as of November
               5, 1999 (this "Agreement"), among LYCOS, INC., a Delaware corporation ("Parent"), STATE STREET BANK AND TRUST COMPANY, as Escrow Agent (the "Escrow Agent"), the shareholders of the Company (as defined below) listed on the signature pages hereto (the "Principal Shareholders") and Daniel Doyle, as representative of the Principal Shareholders.



          WHEREAS Parent, Quicksilver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Quote.com, Inc. the Company, a California corporation (the "Company"), are parties to the Agreement and Plan of Merger dated as of September 2, 1999 (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS, the Merger Agreement provides that as of the Effective Time (such term and each other term used but not defined herein shall have the meaning assigned to it in the Merger Agreement; notwithstanding the foregoing, the Escrow Agent will have no duty to read or interpret the Merger Agreement and may rely on the use of such defined terms in any communication received by
it), share certificates representing 10% of the shares (the "Escrow Shares" or the "Escrow Fund") of Parent Common Stock to be issued in the Merger in accordance with the terms of the Merger Agreement, shall be deposited in escrow, to be held and disposed of by the Escrow Agent as provided herein; and


          WHEREAS, Parent, the Principal Shareholders and the Representative desire the Escrow Agent to serve as the escrow agent, and the Escrow Agent is willing to do so, upon the terms and conditions hereinafter set forth.

                         NOW, THEREFORE, it is agreed:


                                   ARTICLE I

                                Indemnification

          SECTION 1.01. Survival of Covenants, Agreements, Representations and Warranties. For purposes


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of this Agreement (and notwithstanding anything to the contrary provided under applicable law or in the Merger Agreement), the representations, warranties, covenants and agreements of the Company contained in the Merger Agreement or in any certificate or other document delivered pursuant thereto or in connection therewith (other than any representation, warranty, covenant or agreement contained in any agreement specifically listed on the Company Disclosure Schedule) shall be deemed to survive the Closing and to remain in full force and effect for the period set forth in Section 1.04, regardless of any investigation made by or on behalf of any party hereto; provided that any and all rights of indemnification and any and all other remedies relating thereto shall be subject to Section 1.04 and all other limitations contained in this Agreement.

          SECTION 1.02. Indemnification by the Principal Shareholders. (a) "Losses" of any person shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, Taxes, costs and expenses incurred by such person, including interest, penalties, fines, judgments, awards and financial responsibility for investigation and cleanup costs. "Losses" of Parent or its Affiliates (other than the Company) shall also include any Losses incurred by the Company or its subsidiaries (provided that the existence of any such breach or inaccuracy of any such representation or warranty set forth in Section 1.02(c)(i) shall be determined on the basis set forth in such Section 1.02(c)(i)). As used in this
Article I, an "Affiliate" of Parent shall include any direct or indirect subsidiary of Parent and any officer, director or employee of Parent or any such subsidiary. As used in this Article I, an "Indemnifying Party" shall mean, with respect to any Loss, the person or persons that have agreed to indemnify and hold harmless Parent and its Affiliates with respect to such Loss pursuant to Section 1.02(b), (c) or (d), as provided below.

          (b) Each Principal Shareholder agrees, severally and not jointly, only as to itself, to indemnify and hold harmless each Indemnitee (such term and each other term used herein but not defined in the Merger Agreement shall have the meaning assigned to it in Article VIII or elsewhere herein) from and against any and all Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 1.02(d)) asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:


          (i) the failure by such Principal Shareholder to perform any covenant, agreement, obligation or undertaking in this Agreement or in any certificate, instrument, document or agreement delivered by such

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     Principal Shareholder pursuant to or in connection with this Agreement;
     and

          (ii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including fees) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Indemnitee with respect to the foregoing.

          (c) Each Principal Shareholder agrees, severally and not jointly, to indemnify and hold harmless, from and after the Effective Time, each Indemnitee from and against any and all Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 1.02(d)) asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:

          (i) any inaccuracy in, or any breach of, any representation or warranty of the Company contained in the Merger Agreement, or in any certificate, instrument, document or agreement delivered by the Company pursuant to or in connection with the transactions contemplated thereby (it being agreed that for purposes of determining the existence of any such inaccuracy or breach, all such representations and warranties of the Company that are directly or indirectly qualified as to materiality shall be deemed to be not so qualified);

          (ii) the failure by the Company to perform any covenant or agreement in the Merger Agreement or in any certificate delivered by the Company pursuant to the Merger Agreement, in each of the above cases which is required to be performed at or prior to the Effective Time;

          (iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including reasonable attorney fees) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any person indemnified under this Section with respect to the foregoing;

          (iv) any obligation of the Company to pay royalties to Eric S. Hunsader pursuant to the Software Marketing Agreement dated March 11, 1997, by and between Eric S. Hunsader and Quote.com, Inc.;

          (v) any termination by Eric S. Hunsader of the Software Tools License Agreement dated April 2, 1997, by and between Eric S. Hunsader and Halley's Software, Inc.; and


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          (vi) the termination by Parent or the Company after the Effective
     Time of Mr. Pietro Dova, Mr. Aaron Barnes, Mr. Akmal Hashmi, Mr. Robert Honeycutt and Ms. Karen Kelley or any of them (including, without limitation, any severance or other termination payments resulting therefrom).

          (d) (i) Each Principal Shareholder agrees, severally and not jointly, to indemnify and hold harmless, from and after the Effective Time, each Indemnitee from and against, (A) all liability for Taxes of the Company and any of its subsidiaries for the Pre-Closing Tax Period; (B) all liability for Taxes (as a result of Treasury regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) of any person which at any time prior to the Closing is or has ever been affiliated with the Company or any of its subsidiaries or with which at any time prior to the Closing the Company or any of its subsidiaries joins or has ever joined or is or has ever been required to join in filing any affiliated, consolidated, combined, unitary or aggregate Tax Return; (C) all liability for Taxes that result from the Company's (or any of its subsidiaries') failure to withhold from amounts paid by the Company or any of its subsidiaries prior to the Closing Date; (D) all liability for Taxes of the Company or any of its subsidiaries for any Post-Closing Tax Period that result by reason of the application in a Pre-Closing Tax Period of Section 481 of the Code or any comparable provisions of state, local, domestic or foreign Tax law; (E) all liability for Taxes of the Company as a result of a breach of a representation or warranty set forth in Section 3.07 of the Merger Agreement; (F) all liability for Taxes required to be paid after the Closing Date by the Company or any of its subsidiaries under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) to which the Company or any of its subsidiaries is or was a party prior to the Closing; and (G) all liability for reasonable legal and accounting fees and expenses for or with respect to any item in clause (A), (B), (C), (D), (E) or (F) above.

          (ii) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"): (A) real, personal and intangible property Taxes ("Property Taxes") of the Company with respect to which the Indemnitees shall be indemnified shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period

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     and the denominator of which is the number of days in the Straddle
     Period; and (B) the Taxes of the Company (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the Company attributable to the ownership by the Company of any equity interest in any partnership or other "flowthrough" entity, as if a Taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date. All indemnification payments hereunder shall be due on the later of (i) the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including with respect to estimated Taxes) and (ii) five business days after Parent notifies the Representative that such Taxes are due (and the amount thereof).

          (iii) Any refund or credit of Taxes of the Company or any of its subsidiaries for a Pre-Closing Tax Period with respect to which the relevant Tax Return was filed by Parent or its subsidiaries after the Effective Time shall be for the account of a Principal Shareholder but only (x) if such refund or credit is received, or a claim with respect to such refund or credit is filed with the relevant Taxing Authority, on or before the close of business on the third anniversary of the Effective Time and (y) to the extent that the amount of such refund or credit does not exceed the aggregate amount of indemnification payments made hereunder by such Principal Shareholder with respect to such Tax for the relevant taxable period. Any refund or credit of Taxes of the Company or any of its subsidiaries for a Straddle Period that meets the requirements of clauses (x) and (y) above shall be equitably apportioned between Parent or its subsidiaries, on the one hand, and the relevant Principal Shareholder, on the other hand.

          (e) For the purposes of the indemnity provided in this Section 1.02, any Losses hereunder shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the Indemnitee as a result of any eventgiving rise to a claim for such indemnification. The amount of any Losses for which indemnification is provided hereunder shall be net of any amount recovered by the Indemnitee under insurance policies with respect to such Losses. To the extent that an Indemnitee (or its Affiliate) has rights under insurance policies or similar rights in respect of any Loss it shall use its commercially reasonable efforts to exercise such


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     rights. No claim for indemnification under this Article I (other than
     Sections 1.02(c)(vi) and 1.02(d)) shall be brought under this Agreement
     (x) unless and until the aggregate amount of all claims for indemnification under this Article I (other than Sections 1.02(c)(vi) and 1.02(d)) exceeds $150,000, and then only to the extent of any such excess or (y) for any individual item where the Loss relating thereto is less than $25,000.

          (f) All Losses (including Losses relating to Taxes) under this
Article I shall be calculated in a manner such that the net after-Tax effect of the indemnification payment received by an Indemnitee equals the net after-Tax Loss (including any Loss relating to Taxes) suffered or payable by such Indemnitee for which such indemnification payment is being made. Without limiting the generality of the foregoing, for the purposes of the indemnity provided in this Section 1.02, all Losses (including Losses relating to Taxes) hereunder shall be increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of such indemnification payment. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall later be adjusted to reflect any net Tax cost or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this agreement, the Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such times as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the payment or incurrence of such Loss. Any indemnification payment under this Agreement shall be treated as an adjustment to purchase price.

          SECTION 1.03. Third-Party Claims. (a) If a claim by a third party (a "Third Party Claim") is made against Parent or any of its Affiliates arising out of a matter for which Parent or such Affiliate is entitled to be indemnified pursuant to Section 1.02, Parent shall promptly notify the Representative in writing of such claim. The failure to notify promptly the Representative hereunder shall not relieve the Principal Shareholders of their obligations hereunder except to the extent (and only to the extent) that the Principal Shareholders are actually and materially prejudiced by such failure. The Principal Shareholders shall be responsible for the fees and expenses of the counsel employed by the indemnified party. In no event shall the Principal Shareholders be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related


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actions in the same jurisdiction arising out of the same general allegations or circumstances.

          (b) The Principal Shareholders shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through their counsel, at their own expense.

          (c) So long as the Principal Shareholders are participating in the defense of a Third Party Claim in good faith, Parent shall reasonably cooperate with such Principal Shareholders by providing records and information that are reasonably relevant to such Third Party Claim. Parent shall not settle, compromise, admit to liability or confess to judgment with respect to any Third Party Claim without the written consent of the Representative, which consent will not be unreasonably withheld or delayed. No such consent will be required if Parent agrees in writing to forego all claims for indemnification from the Principal Shareholders with respect to such Third Party Claim, or Parent is exposed to Losses in excess of amounts reasonably expected to be received from the Principal Shareholders or to non-monetary remedies; provided, however, that Parent uses reasonable efforts to obtain in such settlement a release of the Principal Shareholders and the Company with respect to all such Third Party Claims.

          SECTION 1.04. Termination of Indemnification. The Escrow Fund shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein until, and the obligations of any Principal Shareholder to indemnify any Indemnitee pursuant to Section 1.02(b), Section 1.02(c) or
Section 1.02(d) shall terminate at, the close of business on the first anniversary of the Effective Time (the "Expiration Date"), as certified to the Escrow Agent in writing by Parent, and thereafter, with respect to such amount, if any, as provided in Section 3.07, to be retained to satisfy any Indemnity Claims with respect to matters not absolute as to liability or not liquidated as to amount at such date but with respect to which Parent shall have given the notice described in Section 3.01 hereof, until such time as such liability is determined pursuant to the provisions hereof.

          SECTION 1.05. Sole and Exclusive Remedy Against the Principal Shareholders. Except with respect to fraud, wilful misconduct or wilful concealment by or on behalf of the Company or a Principal Shareholder, claims against the Escrow Fund pursuant to Article III constitute the Indemnitees' sole and exclusive remedy for damages and monetary relief against such Principal Shareholder pursuant to Sections 1.02(b), (c) or (d) with respect to any inaccuracy in, or any breach of, any representation,


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warranty, covenant or agreement of the Company in the Merger Agreement or of any Principal Shareholder in this Agreement.


                                  ARTICLE II

                         Appointment of Escrow Agent;
                              Creation of Escrow

          SECTION 2.01. Appointment of Escrow Agent. Parent and the Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Fund, upon the terms and conditions set forth below.

          SECTION 2.02. Creation of Escrow Fund; Deposit of Escrow Shares. (a) Pursuant to the Merger Agreement, at the Effective Time Parent shall deposit in escrow with the Escrow Agent, as escrow agent, a stock certificate or certificates representing the Escrow Shares which shall be registered in the name of the Escrow Agent as escrow agent hereunder, or in the Escrow Agent's discretion, into the name of its nominee. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Fund. The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The number of Escrow Shares beneficially owned by each Principal Shareholder is set forth in Schedule 2.04 attached hereto. The Principal Shareholders hereby authorize Parent to deliver directly to the Escrow Agent all dividends and other distributions paid in Parent Common Stock made in respect of any Escrow Shares held in the Escrow Fund, all of which dividends and distributions shall be added to and become part of the Escrow Fund held for the respective Principal Shareholders on account of whose shares such dividends or distributions were paid. Any cash dividends or distributions of property (other than securities) received by the Escrow Agent in respect of the Escrow Fund by the Escrow Agent to the Principal Shareholders according to the Escrow Shares held by it for each Principal Shareholder. Parent, upon depositing the Escrow Shares (and upon depositing any dividends and other distributions made in respect of the Escrow Shares which are paid in securities) with the Escrow Agent in the Escrow Fund, as hereinabove provided, shall deliver to the Escrow Agent three copies of a schedule, signed by the chief financial officer or the controller of Parent, identifying the securities being deposited by Parent in the Escrow Fund, two copies of which schedule shall be countersigned by an appropriate officer of the Escrow Agent, acknowledging the deposit of such securities in the Escrow Fund, and returned by the Escrow Agent to Parent and the

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Representative. The Escrow Agent shall hold the Escrow Fund in a separate account and shall invest such account (to the extent of any cash held therein) and disburse such account as hereinafter provided. The Escrow Fund, less any amounts therefrom disbursed to Parent, shall be disbursed by the Escrow Agent to the Principal Shareholders on or after the Expiration Date in accordance with the provisions of this Agreement.

          (b) If any dividends or distributions made on or in respect of an Escrow Share that are required to be distributed to the Escrow Agent as provided pursuant to clause (a) above are received by any Principal Shareholder prior to the release of such Escrow Share to such Principal Shareholder in accordance with the provisions of this Agreement, such dividends or distributions shall not be commingled by such Principal Shareholder with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Escrow Agent and shall be forthwith delivered to the Escrow Agent in the same form as so received (with any necessary endorsement).

          (c) Parent and each Principal Shareholder acknowledge and agree that, to the extent and so long as any of the Escrow Shares are held by the Escrow Agent hereunder, Parent shall have, as of and from the date such Escrow Shares are received by the Escrow Agent, a perfected first priority security interest in such Escrow Shares to secure the payment of the amount, if any, payable by a Principal Shareholder pursuant to Article I of this Agreement. In connection therewith, each Principal Shareholder expressly agrees (i) that the Escrow Agent shall to the extent necessary perfect Parent's first priority security interest in the Escrow Shares, (ii) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such security interest and (iii) to execute and deliver such instruments as Parent and the Representative may from time to time reasonably request for the purpose of evidencing the release of such security interest with respect to any Escrow Shares distributed to the Principal Shareholders in accordance with the provisions of this Agreement. In the event that any cash portion of the Escrow Shares is invested pursuant to
Section 4.01, the Escrow Agent shall take all actions necessary, including, but not limited to, appropriate identification on the Escrow Agent's books and records, to ensure that all such investments are deemed held by the Escrow Agent as Parent's agent for the purpose of perfecting Parent's first-priority security interest therein.


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          SECTION 2.03. Principal Shareholder Rights. While any Escrow Shares
are held in escrow in the Escrow Fund, and pending the disbursement thereof to Parent or the Principal Shareholders, as the case may be, in connection with any disbursement of property from the Escrow Fund in accordance with Article III hereof, the Principal Shareholders will have all rights with respect thereto (including, without limitation, the right to vote such shares), except
(i) the right of possession thereof, (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of such Escrow Shares or any interest therein and (iii) the right to receive any dividends or other distributions in respect thereof paid in securities. The Escrow Agent grants a proxy to the Principal Shareholders to the extent necessary for them to vote their Escrow Shares. The Parent shall deliver any stockholder communications directly to the Principal Shareholders, and the Escrow Agent shall not be responsible for voting with regard to the Escrow Shares. The Escrow Agent shall be under no obligation to exercise rights in the Escrow Shares, and shall be responsible for only reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement.

          SECTION 2.04. Principal Shareholder Percentage Interest in Escrow Fund. Attached hereto as Schedule 2.04 is a schedule listing each Principal Shareholder, such Principal Shareholder's address and Social Security or other tax identification number, the number of Escrow Shares delivered to the Escrow Agent at the Effective Time on behalf of such Principal Shareholder, and each Principal Shareholder's percentage interest in the Escrow Fund. At the time of its delivery to the Escrow Agent of any shares of Parent Common Stock, Parent shall notify the Escrow Agent of the Principal Shareholder's account for which such shares are delivered.


                                  ARTICLE III

                           Distributions from Escrow

          SECTION 3.01. Claims by Parent. In the event of the occurrence of an event which Parent asserts (on or prior to the Expiration Date) constitutes a Loss against which an Indemnitee is entitled to indemnification pursuant to
Article I of this Agreement (each an "Indemnity Claim"), Parent shall notify the Representative and the Escrow Agent promptly (and in any event on or prior to the Expiration Date) of such event, and shall deliver for receipt by the Escrow Agent a certificate signed by any officer of Parent: (1) stating the aggregate amount of Parent's Losses

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or an estimate thereof and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or arose, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other matter to which such item is related.

          SECTION 3.02. Claims Not Disputed by Representative. If, within 20 days after receipt of the notice described in Section 3.01 hereof, the Representative does not give the notice provided for in Section 3.03 hereof, Parent shall be entitled to make demand upon the Escrow Agent that it retain for future return to Parent as and when the amount of the Loss is determined pursuant to the provisions hereof, if it is not then determined, or that it then disburse to Parent, if the amount of the Loss has then been determined, a number of Escrow Shares having a value equal to the lesser of (i) the full amount set forth in the notice described in Section 3.01 (plus the value of all securities held in the Escrow Fund which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and (ii) the entire Escrow Fund. For purposes of this Agreement, the value of each Escrow Share returned to Parent in satisfaction of Indemnity Claims shall be equal to the Closing Date Average Closing Price.

          SECTION 3.03. Claims Disputed by the Representative. If the Representative disputes an Indemnity Claim described in a notice from Parent given pursuant to Section 3.01 hereof, or the amount that Parent is claiming on account of such Indemnity Claim, the Representative shall, within 20 days after his receipt of such notice given by Parent, notify the Escrow Agent and Parent of such dispute in writing, setting forth the basis therefor in reasonable detail, based on his then good faith belief (the "Dispute Notice"). In the event the Representative disputes the entire Indemnity Claim, the Escrow Agent shall not distribute any amount with respect thereto until the Escrow Agent receives a written agreement signed by the Representative and Parent stating the amount to which Parent is entitled in connection with such Indemnity Claim, or delivery of a copy of the final decision of the majority of the arbitrators made in accordance with Section 3.05 setting forth instructions to the Escrow Agent as to the distribution of Escrow Shares, if any, that shall be made with respect to any disputed claim (the "Arbitration Award"), at which time the Escrow Agent shall disburse to Parent the lesser of (i) a number of Escrow Shares having a value (determined in accordance with the final sentence of Section 3.02 hereof) equal to the amount set forth in such agreement or Arbitration Award (plus the value of all securities held in the Escrow Fund which constitutes, or

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12 arose in respect of, dividends and distributions on such Escrow Shares) and
(ii) the entire Escrow Fund.

          SECTION 3.04. Claims Disputed by Representative in Part. In the event the Representative notifies the Escrow Agent that it disputes part of, but not all of, an Indemnity Claim, the Escrow Agent shall, if the amount is undetermined, retain, or, if the amount is determined, distribute to Parent, the lesser of (i) a number of Escrow Shares having a value (determined in accordance with the last sentence of Section 3.02 hereof) equal to an amount attributable to that portion of the Indemnity Claim which is not disputed by the Representative (together with the value of all securities held in the Escrow Fund which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and (ii) the entire Escrow Fund. The Escrow Agent shall not distribute any amount with respect to the balance of the Indemnity Claim except in accordance with the procedures set forth in
Section 3.03.

          SECTION 3.05. Arbitration. If the Representative disputes an Indemnity Claim described in a notice from Parent given pursuant to Section
3.01 hereof, or the amount that Parent is claiming on account of such Indemnity Claim (the "Contested Amount"), the matter shall be settled by binding arbitration in Wilmington, Delaware. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). If the Representative and Parent are unable to resolve any such dispute within 45 days after delivery of the Dispute Notice, the Representative and Parent shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Representative and Parent shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Dispute Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Representative or Parent fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Parent shall notify the Escrow Agent of the selection of arbitrators pursuant to this Section 3.05 within three business days after the appointment of the last of such arbitrators, and a summary of the dispute being submitted to such arbitrators. The non-prevailing party shall pay the fees and expenses of the three arbitrators. The Representative and Parent shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether Parent is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of this Agreement.

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The final decision of the majority of the arbitrators shall be furnished to the Representative, Parent and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question binding upon the Representative, the Principal Shareholders and Parent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

          SECTION 3.06. Notice To Withhold on Expiration Date; Distribution Following Expiration Date. (a) On or prior to the Expiration Date, Parent shall notify the Escrow Agent and the Representative of the amount, if any, to be retained after the Expiration Date on account of Indemnity Claims with respect to which Parent has given the notice specified in Section 3.01 hereof which are not, at such time, absolute as to liability or liquidated as to amount, such notice to contain the information specified in Section 3.01 to the extent it requires supplementation or change based on Parent's then knowledge, whereupon the Escrow Agent shall retain Escrow Shares having a value (determined in accordance with Section 3.02 hereof) equal to the amount set forth in the notice given by Parent pursuant to this Section 3.06(a) (plus the value of all shares held in the Escrow Fund which constitute, or arose in respect of, dividends and distributions on such Escrow Shares). In the event Parent does not timely provide the notice required by this Section 3.06(a) all remaining property held in the Escrow Fund shall be distributed by the Escrow Agent to the Principal Shareholders promptly after the Expiration Date.

          (b) As soon as practicable following the Expiration Date, such number of Escrow Shares (including any fractional shares) and such other property as shall remain in the Escrow Fund, less all Escrow Shares required by Parent to be retained in the Escrow Fund pursuant to notice given under clause (a) of this
Section 3.06, shall be released from the provisions of this Agreement, submitted by the Escrow Agent to Parent's transfer agent for transfer, and, upon return, distributed promptly by the Escrow Agent to the Principal Shareholders, in the proportions indicated on Schedule 2.04, by first class mail or expedited courier service to each Principal Shareholder at the address indicated on such Schedule, or such other address as shall have been specified in a written notice to the Escrow Agent from the relevant Principal Shareholder or the Representative, with any cash amounts paid in the form of a check issued by and drawn on the Escrow Agent.

          SECTION 3.07. Retention of Escrow Fund After Expiration Date. Upon receipt of a notice pursuant to Section 3.06(a) hereof, the Escrow Agent shall continue to hold after the Expiration Date, with respect to each Indemnity Claim included in such notice, the amount specified by such notice in respect of such Indemnity Claim until such time as the Escrow Agent receives a written agreement signed by the Representative and Parent stating the amount, if any, which Parent is entitled to receive from the Escrow Fund in connection with such Indemnity Claim, or a copy of an Arbitration Award with respect to such Indemnity Claim, at which time the Escrow Agent shall return to Parent's transfer agent, with respect to such Indemnity Claim, Escrow Shares having a value (determined in accordance with the final sentence of Section 3.02 hereof) equal to the amount specified in such agreement or Arbitration Award (plus the value of all securities held in the Escrow Account which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and shall distribute to the Principal Shareholders, in the proportions indicated on Schedule 2.04, such property, if any, which the Escrow Agent was holding after the Expiration Date pursuant to Section 3.06(a) by reason of such Indemnity Claim and which is in excess of the amount so distributed to Parent with respect thereto; provided, however, that, to the extent the distribution of such property from the Escrow Fund to the Principal Shareholders would cause the value of the property remaining in the Escrow Fund after such distribution to fall below the amount (as stipulated in Parent's Section 3.06(a) notice) of all still unresolved Indemnity Claims identified in the Section 3.06(a) notice, such property shall be retained by the Escrow Agent in the Escrow Fund and shall be available for distribution to Parent upon the resolution of any unresolved Indemnity Claims, and such property shall not be distributed to the Principal Shareholders until such time, if any, as such distribution can be made without causing the value of all property remaining in the Escrow Fund to fall below the amount of all remaining unresolved Indemnity Claims identified in the Section 3.06(a) notice.

          SECTION 3.08. Allocation of Shares Distributed to Parent. In the event Escrow Shares are retained by the Escrow Agent or distributed to Parent pursuant to any provisions of this Article III, such Escrow Shares shall be taken from the Escrow Shares deposited by each Principal Shareholder in proportion to such Principal Shareholder's percentage interest in the Escrow Fund as set forth on Schedule 2.04.


                                  ARTICLE IV

                  Investment of Escrow Deposit and Accounting

          SECTION 4.01. Investment of Escrow Fund. All cash held in the Escrow Fund shall be invested by the Escrow Agent in an insured, interest-bearing money market account, or in such other investments as Parent and the Representative may agree in a writing delivered to the Escrow Agent. All interest and other income earned on the Escrow Fund shall be added to and become part of the Escrow Fund, and the distribution thereof shall be subject to the terms of this Agreement. Any losses on investments will be debited to the Escrow Fund, and the Escrow Agent shall have no liability for investment losses, including losses on investments required to be liquidated before maturity in order to make a required distribution from the Escrow Fund.

          SECTION 4.02. Accounting. In the event cash is held in the Escrow Fund, the Escrow Agent shall supply a written account to Parent and the Representative at the end of each month prior to the Expiration Date in which there is cash in the Escrow Fund (and thereafter to the extent any amounts remain in escrow pursuant to Section 3.07 hereof) listing all transactions with respect to the Escrow Fund during the immediately preceding month.

          SECTION 4.03. Sale Instructions. (a) In connection with any sale of the Escrow Shares pursuant to Section and 6.01(d) of this Agreement for purposes of paying fees pursuant to such Section, the Escrow Agent shall receive and be entitled to rely upon, prior to taking any action in that regard, written direction from Parent as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (i) identifying the number of Escrow Shares to be sold, (ii) identifying the brokerage firm

Parent requests to be used or instructing the Escrow Agent to use its affiliated brokerage service and (iii) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and Parent shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

          (b) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instructions (including any special instructions provided by Parent), and to receive and deposit into the Escrow Fund (to be administered and distributed in accordance with this Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, Parent expressly acknowledges that (a) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of Parent or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions, involved in the transfer of such Escrow Shares.

          (c) The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be apportioned among the Principal Shareholders on a pro rata basis as set forth in Schedule 2.04 less a $5.00 per Principal Shareholder fee for the proration of the net sales price and individual 1099-B Reporting (the "Sales Administration Fee"). The Sales Administration Fee shall be assessed each day a sale is effected until the total number of shares specified in a written direction from Parent are sold.

          SECTION 4.04. Tax Reporting. The parties hereto agree that, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund shall be allocable to the Principal Shareholders in the proportions set forth at Schedule 2.04 as such proportions may be modified due to the receipt by the Escrow Agent of any additional shares of Parent Common Stock.

          SECTION 4.05. Certification of Tax Identification Number. The Representative agrees to provide the Escrow Agent with each Principal Shareholder's certified Tax identification number on a completed and executed Form W-9 (or Form W-8, in the case of non-U.S. persons), to deliver such Form W-9s (or Form W-8s, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The Representative has advised the Principal Shareholders that, in the event their Tax identification numbers are not certified to the Escrow Agent, the U.S. Internal Revenue Code of 1986, as amended, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund in accordance with the U.S. Internal Revenue Code of 1986, as amended.


                                   ARTICLE V

                   Representative; Successor Representative

          SECTION 5.01. Appointment of Representative. (a) Each of the Principal Shareholders hereby irrevocably constitutes and appoints Daniel Doyle as such Principal Shareholder's true and lawful agent and attorney-in-fact to act on such Principal Shareholder's behalf with respect to any and all Indemnity Claims. In such representative capacity, Daniel Doyle, or any person who shall succeed in such representative capacity pursuant to the terms of this Agreement, is referred to in this Agreement as the "Representative". The Representative shall take, and the Principal Shareholders agree that the Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the Principal Shareholders, as fully as if the Principal Shareholders were acting on their own behalf, including, without limitation, defending all Indemnity Claims, consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its representatives regarding such claims, dealing with Parent and the Escrow Agent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Parent and the Escrow Agent shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Principal Shareholders. The Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company and the reasonable assistance of the Company's officer's and employees for purposes of performing the Representative's duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Fund by Parent; provided that the Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Representative's attorneys, accountants and other advisers, to former shareholders of the Company whose shares are held in escrow pursuant to this Agreement, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

          (b) Each Principal Shareholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Representative in the exercise of the agency and power of attorney granted to the Representative pursuant to this Section 5.01, which agency and power of attorney, being coupled with an interest, is irrevocable and a durable agency and power of attorney and shall survive the death, incapacity or incompetence of such Principal Shareholder.

          (c) Each Principal Shareholder agrees and acknowledges that the Representative shall represent and bind all of the Principal Shareholders and that Parent and the Escrow Agent shall be entitled to rely exclusively on the Representative for all purposes specified herein, and that no suit, action, proceeding or claim may be brought against Parent, the Escrow Agent or any of their respective affiliates by any Principal Shareholder with respect to any matter herein that is to be effected by the Representative.

          (d) Until notified in writing by the Representative that he has resigned or by a majority in interest of the Principal Shareholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Representative who is an original party to this Agreement, and thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Principal Shareholders filed with the Escrow Agent.

          SECTION 5.02. Reliance. In the performance of his duties hereunder, the Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Principal Shareholder or Parent. The Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

          SECTION 5.03. Liability. (a) If the Representative is required by the terms hereof to determine the occurrence of any event or contingency, the Representative shall, in making such determination, be liable to the Principal Shareholders only for his proven bad faith or wilful misconduct, as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Representative may request from any of the Principal Shareholders or any other person such reasonable additional evidence as the Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Principal Shareholder, and the Representative shall not be liable to any Principal Shareholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

          (b) The Representative is authorized, in his sole discretion, to comply with final, nonappealable orders issued or process entered by any court of competent jurisdiction with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Principal Shareholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (c) In no event shall the Representative be liable to any Principal Shareholder for incidental, indirect, special, consequential, or punitive damages.

          (d) Each Principal Shareholder shall be liable for its proportionate percentage of the expenses

(including reasonable attorneys' fees) paid or incurred by the Representative. The Representative shall be entitled, but not limited to, reimbursement of any such expenses from the Escrow Fund prior to any distribution thereof to the Principal Shareholders.

          SECTION 5.04. Successor Representative. If Daniel Doyle resigns (by giving at least 60 days' written notice of such resignation to Parent and the Escrow Agent) or dies or becomes incapable of continuing to act as the Representative for any reason, a successor Representative shall be appointed by a writing signed by Principal Shareholders holding in the aggregate a majority of the Principal Shareholders' interest in the Escrow Fund, such appointment to become effective upon the delivery of executed counterparts of such writing to Parent and the Escrow Agent, together with an acknowledgment signed by the successor Representative named in such writing that he or she accepts the responsibility of successor Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Representative. Pending the election of a successor Representative, the Principal Shareholder holding the largest number of outstanding shares of Company Capital Stock as of the Effective Time (excluding the former Representative) shall act as the interim Representative. Failing such appointment, Parent, the Escrow Agent or any Principal Shareholder may apply to a court of competent jurisdiction for the appointment of a successor Representative.

          SECTION 5.05. Removal of Representative. Principal Shareholders who in the aggregate hold at least a majority of the Principal Shareholders' interest in the Escrow Fund shall have the right at any time during the term of this Agreement to remove the then-acting Representative and to appoint a successor Representative; provided, however, that neither such removal of the then acting Representative nor such appointment of a successor Representative shall be effective until the delivery to Parent and the Escrow Agent of executed counterparts of a writing signed by each such Principal Shareholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Representative appointed in such writing that he or she accepts the responsibility of successor Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Representative.

          SECTION 5.06. Authority of Successor Representative. Each interim and successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original

Representative, and the term "Representative" as used herein shall be deemed to include any interim or successor Representative.

          SECTION 5.07. Notices. Any notices given by Parent or the Escrow Agent while there is no Representative shall be sufficiently given if given to the other, with a copy provided directly to the Principal Shareholder holding the largest number of Escrow Shares pursuant to Schedule 2.04. A copy of all such notices shall be delivered to the successor Representative upon his or her appointment and he or she shall have 30 days thereafter to take such actions as may be required under the terms of this Agreement in connection with any such notice.


                                  ARTICLE VI

                                 Escrow Agent

          SECTION 6.01. Escrow Agent Duties, Protections, Indemnifications, Etc. (a) The other parties hereto acknowledge and agree that the Escrow Agent
(i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it;
(iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making any investigation into the facts or matters set forth therein or otherwise determining the accuracy or rightfulness thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the written advice or opinion of such counsel.

          (b) Neither the Escrow Agent nor any of its directors, officers or employers shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Parent and the Principal Shareholders as a group, in proportion to their respective percentage interests in the Escrow Fund, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

          (c) The Principal Shareholders, severally and not jointly, in proportion to their respective percentage interests in the Escrow Fund, agree to assume any and all obligations imposed now or hereafter by any applicable Tax law with respect to the payment of Escrow Funds under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. The Principal Shareholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other Taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Principal Shareholders, severally and not jointly, in proportion to their respective percentage interests in the Escrow Fund, agree to indemnify and hold the Escrow Agent harmless from any liability on account of Taxes, assessments or other governmental charges, including without limitation Taxes withheld or deducted or penalties imposed for failure to withhold or deduct Taxes, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable fees and expenses), interest and penalties.

          (d) Parent, on the one hand, and the Principal Shareholders, on the other hand, agree to each pay or reimburse one-half of the Escrow Agent's fees and expenses (up to an aggregate $1,800) for any legal fees and expenses incurred in connection with the preparation of this Agreement and to each pay one-half of the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the fee schedule attached as Schedule 6.01(d) hereto, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. The Escrow Agent may deduct each Principal Shareholder's portion of such fees and expenses from the Escrow Fund.

          (e) The provisions of paragraphs (b), (c) and (d) of this Section
6.01 shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

          SECTION 6.02. Disputes. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Escrow Fund which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action at its sole discretion and election until such time as there has been a final determination of the rights of Parent and the Representative with respect to the Escrow Fund (or relevant portion thereof). For purposes of this Section 6.02, there shall be deemed to have been a final determination of the rights of Parent and the Representative with respect to the Escrow Fund (or relevant portion thereof) at such time as the Escrow Agent shall receive (i) an executed counterpart of an agreement between the Representative and Parent or (ii) a copy of an Arbitration Award, which provides for the disposition of the Escrow Fund (or relevant portion thereof).

          SECTION 6.03. Resignation. The Escrow Agent may at any time resign and be discharged of the duties imposed hereunder (but without prejudice for any liability for bad faith, gross negligence or wilful misconduct hereunder) by giving notice to the Representative and Parent at least 60 business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

          (a) all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by Parent and the Representative, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

          (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

          (c) the Escrow Agent's sole responsibility thereafter shall be to
(i) keep all property then held by it (and to make the investments as hereinbefore provided) and to account for and deliver the same to the successor escrow agent designated in writing by Parent and the Representative or, if no such successor escrow agent shall have been so designated, in accordance with the directions of an Arbitration Award, and the provisions of
Section 6.01(d) and Section 6.01(e) shall remain in effect, or (ii) deposit the Escrow Fund with a court of competent jurisdiction, whereupon its duties hereunder shall terminate.

          SECTION 6.04. Removal of Escrow Agent. Parent and the Representative may, upon at least 30 business days prior written notice to the Escrow Agent executed by each of them, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the then balance of the Escrow Fund, including all investments thereof and accrued income thereon. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses and other amounts due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or wilful misconduct hereunder.


                                  ARTICLE VII

                                 Miscellaneous

          SECTION 7.01. Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent hereunder.

          SECTION 7.02. Notices. (a) All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or
(ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered and received three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

                       If to Parent:

                                    Lycos, Inc.
                                    400-2 Totten Pond Road
                                    Waltham, MA 02451-2000

                                    Attention:  General Counsel
                                    Tel:  (781) 370-2700
                                    Fax:  (781) 370-2600

                        with a copy to:

                                    Cravath, Swaine & Moore
                                    Worldwide Plaza
                                    825 Eighth Avenue
                                    New York, NY 10019
                                    Attention:  Scott A. Barshay, Esq.
                                    Tel:  (212) 474-1000
                                    Fax:  (212) 474-3700

                        If to the Principal Shareholders or the Representative, to the Representative, at:

                                    Shawmut Capital Partners, Inc.
                                    75 Federal Street, 18th Floor
                                    Boston, MA 02110

                                    Attention: Daniel Doyle
                                    Tel:  (617) 368-4903
                                    Fax:  (617) 368-4910

                        with a copy to:

                                    Brobeck, Phleger & Harrison LLP
                                    Two Embarcadero Place
                                    2200 Geng Road
                                    Palo Alto, CA 94303

                                    Attention:Curtis L. Mo, Esq.

                                    Tel:  (650) 424-0160
                                    Fax:  (650) 496-2885

                        If to the Escrow Agent, to:

                                    By Overnight or Courier:

                                    State Street Corporation
                                    Corporate Trust
                                    2 Avenue de LaFayette
                                    Boston, MA 02111-1724

                                    By Mail:

                                    State Street Corporation
                                    Corporate Trust
                                    P.O. Box 778
                                    Boston, MA 02102-0778

                                    Attention:  Lycos/Quicksilver Escrow
                                    Fax:  (617) 662-1463

or, in each case, to such other address as may be specified in writing to the other parties.

          Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 7.02.

          (b) Wiring Instructions. Any funds to be paid to the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing by the Escrow Agent, in accordance with Section 7.02(a) above).

                        If to the Escrow Agent:

                        Bank:  State Street Bank & Trust Company
                        ABA #:  0110 0002 8
                        A/C #:  9903-990-1
                        Attn:  Corporate Trust Department
                        Ref:   Lycos/Quicksilver Escrow

          SECTION 7.03. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto (except as contemplated by Article V and Article VI hereof with respect to the successor Representative or any successor escrow agent).

          SECTION 7.04. Governing Law. The parties hereto agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and continued in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any court sitting in the State of Delaware and any court to which an appeal may be taken in any such litigation, provided, however, that the Escrow Agent may in its discretion, bring any action in any court sitting in Boston, Massachusetts and
(ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

          SECTION 7.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

          SECTION 7.06. Headings. The Article and Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

          SECTION 7.07. Amendment. This Agreement supersedes any prior agreements among the parties relating to the subject matter hereof (except for the Merger Agreement and the documents executed and delivered in connection therewith) and can be amended only by a writing signed by Parent, the Escrow Agent and the Representative or their respective successors in interest.

          SECTION 7.08. Force Majeure. Neither Parent nor Representative nor Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          SECTION 7.09. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 7.10. Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

          "Indemnitee" shall mean Parent, any Affiliate of Parent, the Company and any subsidiary of the Company, and their respective successors and assigns.

          "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion ending after the Closing Date of any taxable period that includes (but does not end on) such day.

          "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

          IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.


                                        LYCOS, INC.,

                                        by
                                          /s/ Robert M. Davis
                                          ---------------------------
                                          Name:  Robert M. Davis
                                          Title: President and CEO


                                        REPRESENTATIVE,


                                          /s/ Dan Doyle
                                          ---------------------------
                                          Name:  Dan Doyle


                                        STATE STREET BANK AND TRUST
                                        COMPANY, as Escrow Agent,

                                        by
                                          /s/ Arthur L. Blakeslee
                                          ----------------------------
                                          Name:  Arthur L. Blakeslee
                                          Title: Assistant Vice
                                                 President


                                        PRINCIPAL SHAREHOLDERS:

                                        SEQUOIA CAPITAL PARTNERS,

                                        by
                                          /s/ Michael Moritz
                                          ---------------------------
                                          Michael Moritz


                                        SEQUOIA 1997,

                                        by
                                          /s/ Michael Moritz
                                          ----------------------------
                                          Michael Moritz


                                        SEQUOIA TECHNOLOGY PARTNERS VII,

                                        by
                                          /s/ Michael Moritz
                                          ----------------------------
                                          Michael Moritz

                                                                            30
                                        SEQUOIA 1995,

                                        by
                                          /s/ Michael Moritz
                                          ----------------------------
                                          Michael Moritz


                                        SEQUOIA INTERNATIONAL PARTNERS,

                                        by
                                          /s/ Michael Moritz
                                          ----------------------------
                                          Michael Moritz


                                        BARRA, INC.,

                                        by
                                          /s/ James D. Kirsner
                                          ----------------------------
                                          James D. Kirsner
                                          Chief Financial Officer


                                        SHAWMUT EQUITY PARTNERS L.P.,

                                        by
                                          /s/ Dan Doyle
                                          ----------------------------
                                          Dan Doyle


                                        HIGHLAND CAPITAL PARTNERS III
                                        LIMITED PARTNERSHIP,

                                        by
                                          /s/ Dan Nova
                                          ----------------------------
                                          Dan Nova
                                          General Partner


                                        HIGHLAND ENTREPRENEURS' FUND
                                        III LIMITED PARTNERSHIP,

                                        by
                                          /s/ Dan Nova
                                          ----------------------------
                                          Dan Nova
                                          Member


                                        AZ COMPANY,

                                        by
                                        /s/ John Fitzgerald
                                          ----------------------------
                                          John Fitzgerald

                                          /s/ Eric Hunsader
                                          ----------------------------
                                          Eric Hunsader


                                          /s/ William Bales
                                          ----------------------------
                                          William Bales


                                          /s/ Kevin Westerlund
                                          ----------------------------
                                          Kevin Westerlund


                                          /s/ Pietro Dova
                                          ----------------------------
                                          Pietro Dova


                                          /s/ Robert Bennin
                                          ----------------------------
                                          Robert Bennin


                                          /s/ Jeffrey Tang
                                          ----------------------------
                                          Jeffrey Tang


                                        RIVA INVESTMENTS,

                                        by
                                          /s/ Jim Caviglia
                                          ----------------------------
                                          Jim Caviglia


                                          /s/ Dennis Shaler
                                          ----------------------------
                                          Dennis Shaler


                                          /s/ Dennis Shaler
                                          ----------------------------
                                          Peter Smits c/o Dennis Shaler


                                          /s/ Avon D. Kendrick
                                          ----------------------------
                                          Avon D. Kendrick


                                          /s/ Ron Cefalu
                                          ----------------------------
                                          Ron Cefalu


                                          /s/ Regis McKenna
                                          ----------------------------
                                          Regis McKenna


                                          /s/ Joseph Yosi Amram
                                          ----------------------------
                                          Joseph Yosi Amram

                                        L.E. HOLDING LTD.,
                                        by
                                          /s/ Lawrence Ecker
                                          ----------------------------
                                          Lawrence Ecker


                                        MARO CORPORATION,

                                        by
                                          /s/ Mark Jones
                                          ----------------------------
                                          Mark Jones


                                          /s/ Noosheen Hashemi
                                          ----------------------------
                                          Noosheen Hashemi


                                          /s/ Richard Campione
                                          Richard Campione


                                          /s/ Roger Marlin
                                          ----------------------------
                                          Roger Marlin

                                        MLS-I, L.P.,

                                        by
                                          /s/ Marvin Schoffstall
                                          ----------------------------
                                          Marvin Schoffstall


QUOTE.COM
ESCROW CALCULATIONS



                                                                                                         If Barra
                                                                                                        Signs Shares
                                                                                                        in Escrow (10%  % of total
                    Shareholder    Common    Series A  Series B   Series C  Series D  Equivalent Lycos   of total         Issued to
                                                                                       Shares Issued     pro-rata)         holder
AZ Company                       1,725,000   1,341,281        0          0         0      561,491        68,509            12.2%
Eric Hunsader                      453,610           0        0          0         0       62,698         7,650            12.2%
Robert Bennin                       55,000           0        0          0         0        7,602           928            12.2%
William Bales                       52,656           0        0          0         0        7,278           888            12.2%
Jeffrey Tang                        50,000           0        0          0         0        6,911           843            12.2%
Noosheen Hashemi                    32,024           0        0          0         0        4,426           540            12.2%
Yosi Amran                          30,000           0        0          0         0        4,147           506            12.2%
Riva Investments                    21,667      21,667        0          0         0        8,214         1,002            12.2%
Richard Campione                    21,250           0        0          0         0        2,937           358            12.2%
Ron Cefalu                          16,667      16,667        0          0         0        6,318           358            12.2%
Maro Corporation                    15,500      15,500        0          0         0        5,876           717            12.2%
Roger Marlin                        33,000      12,000        0          0         0        7,452           909            12.2%
Pietro Dova                         11,222           0        0          0         0        1,551           189            12.2%
MLSI, C.C. (Marty Schoffstall)      10,000           0        0          0         0       11,382           169            12.2%
Regis McKenna                       10,000           0        0          0         0        1,382           169            12.2%
Kevin Westerlund                    10,000           0        0          0         0        1,382           169            12.2%
Avon D. Kendrick                     8,333       8,334        0          0         0        1,382           385            12.2%
Dennis Shaler                       17,083       8,334        0          0         0        4,369           533            12.2%
Laurence Ecker                       8,333       8,334        0          0         0        3,159           385            12.2%
Peter Smits                          8,333       8,334        0          0         0        3,159           385            12.2%
Barra, Inc.                         18,000           0        0    114,405         0       38,616         4,712            12.2%
Highland Capital Partners III            0           0        0    549,144         0      173,413        21,159            12.2%
Highland Entrepreneurs' Fund III         0           0        0     22,881         0        7,226           882            12.2%
Sequoia Capital VII                      0           0  789,635     68,796         0      218,671        26,680            12.2%
Sequoia Technology  Partners VII         0           0   38,415      3,356         0       10,641         1,298            12.2%
Sequoia International Partners           0           0        0      1,907         0          602            73            12.2%
Sequoia 1995                             0           0   25,609          0         0        6,387           779            12.2%
Sequoia 1997                             0           0        0      2,211         0          698            85            12.2%
Shawmut Equity Partners L.P.             0           0        0          0   413,793      138,528        16,902            12.2%
---------------------------------------------------------------------------------------------------------------
                        TOTAL    2,607,678   1,440,451  853,659    762,700   413,793    1,299,677       158,576
---------------------------------------------------------------------------------------------------------------

                                   Total Lycos Shares Distributed in merger =           1,585,760
                               Total Lycos Shares to be put in escrow (10%) =             158,576


                      check    21,069,570  20,281,292 12,446,195 14,079,305 8,097,855  75,974,217
                                                                                       75,974,217             0


                      check       360,433     346,948    212,915    240,852    138,528   1,299,677            0


                                                               SCHEDULE 6.01(d)



            STATE STREET                         John F. Sugden, Jr.
                                                 Vice President

                                                 Global Investor Services Group
                                                 Corporate Trust
                                                 P.O. Box 778
                                                 Boston, MA 02102-0778

August 30, 1999                                  Telephone:  (617) 662-1129
                                                 Facsimile:  (617) 662-1443

Mr. Jeffrey M. Snider, Esq.
Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA 02451

RE:  Lycos, Inc./Quicksilver Acquisition Corp.

Dear Mr. Snider:

On behalf of State Street Bank and Trust Company, I am pleased to provide our fee schedule to act as Escrow Agent for the above-referenced transaction. Our fees are outlined below:


FEES AND EXPENSES:
            ACCEPTANCE FEE:              Waived
            ANNUAL FEE:                  $3,500.00 per year or any part thereof
            WIRE FEE:                    $20.00 per wire
            SWEEP FEE:                   40 basis points per annum of
            (SSgA or selected other      the average daily net assets
            Money Market Funds)
            OUT-OF-POCKET EXPENSES:      At Cost
            LEGAL FEE:                   At Cost
            (State Street will use Rob Coughlin of Peabody & Arnold as Counsel)

The transaction underlying this proposal and all related legal documentation is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State Street reserves the right to modify this proposal. In the event that the subject transaction fails to close for reasons beyond the control of State Street, the party requesting these services agrees to pay State Street's acceptance fees, legal fees and out-of-pocket expenses.

Please do not hesitate to call me at (617) 662-1129 with any questions. We look forward to hearing from you.

Sincerely,



John F. Sugden
Vice President